Exhibit 10.1

EXECUTION VERSION

KILROY REALTY, L.P.

$350,000,000 4.27% Senior Notes due January 31, 2031

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NOTE PURCHASE AGREEMENT

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Dated April 28, 2020

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Section 22.1.	Successors and Assigns	44
Section 22.2.	Accounting Terms	44
Section 22.3.	Severability	44
Section 22.4.	Construction, Etc	45
Section 22.5.	Counterparts	45
Section 22.6.	Governing Law	45
Section 22.7	Jurisdiction and Process; Waiver of Jury Trial	46

Signature		1

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SCHEDULE A	—	Defined Terms

SCHEDULE 1-A	—	Form of 4.27% Senior Notes due January 31, 2031

SCHEDULE 1.2	—	Form of General Partner Guaranty

SCHEDULE 4.4(a) (x) and (y)	—	Form of Opinion of Special Counsel for the Company

SCHEDULE 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.15	—	Existing Debt

SCHEDULE 10.5(a)	—	Unencumbered Asset Pool Properties (Fee Interests)

SCHEDULE 10.5(b)	—	Unencumbered Asset Pool Properties (Leasehold Interests)

SCHEDULE B	—	Special Norges JV Assets

SCHEDULE C	—	Specified Unencumbered Real Property Assets

PURCHASER SCHEDULE	—	Information Relating to Purchasers

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KILROY REALTY, L.P.
12200 West Olympic Boulevard, Suite 200
Los Angeles, California 90064

$350,000,000 4.27% Senior Notes due January 31, 2031

April 28, 2020

TO EACH OF THE PURCHASERS LISTED IN
THE PURCHASER SCHEDULE HERETO:
Ladies and Gentlemen:
KILROY REALTY, L.P., a Delaware limited partnership (the “Company”), agrees with each of the Purchasers as follows:

SECTION 1.	AUTHORIZATION OF NOTES.
Section 1.1.    Authorization of Notes.    The Company will authorize the issue and sale of $350,000,000 aggregate principal amount of its 4.27% Senior Notes due January 31, 2031 (the “Notes”). The Notes shall be substantially in the form set out in Schedule 1‑A. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.
Section 1.2.    General Partner Guaranty. The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the General Partner pursuant to the guaranty agreement substantially in the form of Schedule 1.2 attached hereto and made a part hereof (as the same may be amended, modified, extended or renewed, the “General Partner Guaranty”).
Section 1.3.    Subsidiary Guaranty. The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement may be absolutely and unconditionally guaranteed by certain of its Subsidiaries pursuant to, and to the extent required by, Section 9.7.

SECTION 2.	SALE AND PURCHASE OF NOTES.
Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in the

Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non‑performance of any obligation by any other Purchaser hereunder.

SECTION 3.	CLOSING.
The execution and delivery of the Note Purchase Agreement and the sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler, LLP, 111 W. Monroe, Chicago, Illinois 60603, at 8:00 a.m., Chicago time, on April 28, 2020 or such other Business Day thereafter on or prior to April 30, 2020 as may be agreed upon by the Company and the Purchasers (the “Closing”). At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 93400‑00622 at Union Bank, 445 S. Figueroa Street, Los Angeles, CA, 90071‑1602, ABA# 122 000 496, Account Name: Kilroy Realty LP. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s reasonable satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s reasonable satisfaction.

SECTION 4.	CONDITIONS TO CLOSING.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s reasonable satisfaction, prior to or at the Closing, of the following conditions:
Section 4.1.    Representations and Warranties. (a) The representations and warranties of the Company in this Agreement shall be correct in all material respects at the Closing.
(b)    The representations and warranties of the General Partner in the General Partner Guaranty shall be correct in all material respects at the Closing.
Section 4.2.    Performance; No Default. (a) The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Immediately before and after giving effect to the issue and sale of the Notes at the Closing (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing and no Change of Control shall have occurred. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Investor Presentation that would have been prohibited by Section 10 had such Section applied since such date.

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(b)    The General Partner shall have performed and complied with all agreements and conditions contained in the General Partner Guaranty required to be performed or complied with by it prior to or at the Closing.
Section 4.3.    Compliance Certificates.
(a)    Officer’s Certificate of the Company. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1(a), 4.2(a) and 4.9 have been fulfilled.
(b)    Officer’s Certificate of the General Partner. The General Partner shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1(b), 4.2(b) and 4.9 have been fulfilled.
(c)    Secretary’s Certificate of the Company. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other partnership proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.
(d)    Secretary’s Certificate of the General Partner. The General Partner shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the General Partner Guaranty and (ii) the General Partner’s organizational documents as then in effect.
Section 4.4.    Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from (x) Latham & Watkins LLP, special counsel for the Company and the General Partner, covering the matters set forth in Schedule 4.4(a)(x) and (y) Ballard Spahr LLP, special Maryland counsel for the General Partner, covering the matters set forth in Schedule 4.4(a)(y) and covering such other customary matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other customary matters incident to such transactions as such Purchaser may reasonably request.
Section 4.5.    Purchase Permitted By Applicable Law, Etc    . On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser at least ten Business Days prior to the Closing, such

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Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
Section 4.6.    Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.
Section 4.7.    Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Closing the reasonable and documented fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.
Section 4.8.    Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.
Section 4.9.    Changes in Corporate Structure. Each of the Company and the General Partner shall not have changed its respective jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
Section 4.10.    Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.
Section 4.11.    General Partner Guaranty. The General Partner Guaranty shall have been executed and delivered by the General Partner and shall be in full force and effect.
Section 4.12.    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company represents and warrants to each Purchaser on the date of the Closing that:
Section 5.1.    Organization; Power and Authority. The Company is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of

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organization, and is duly qualified as a foreign limited partnership and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the limited partnership power and authority (a) to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact and (b) to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof, except in each case referred to in clause (a), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.2.    Authorization, Etc    . This Agreement and the Notes have been duly authorized by all necessary limited partnership action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3.    Disclosure. The Company, through its agent, J.P. Morgan Securities LLC., has delivered to each Purchaser a copy of a Private Placement Investor Presentation, dated April 2020, as posted on Intralinks on April 8, 2020, (the “Investor Presentation”), relating to the transactions contemplated hereby. The Investor Presentation fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Investor Presentation, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to April 17, 2020 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Investor Presentation and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that, with respect to projections, estimates and other forward looking information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Except as disclosed in the Disclosure Documents, since December 31, 2019, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
Section 5.4.    Organization and Ownership of Shares of Subsidiaries. (a) Schedule 5.4 contains (except as noted therein) as of the Closing complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding

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owned by the Company and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, and (ii) the Company’s directors and senior officers.
(b)    All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non‑assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.
(c)    Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(d)    As of the Closing, no Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes and agreements governing Non‑Recourse Debt) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
Section 5.5.    Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements referred to in Schedule 5.5 for the General Partner, the Company and its consolidated Subsidiaries. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the General Partner, the Company and its consolidated Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year‑end adjustments and the absence of footnotes). The General Partner, the Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.
Section 5.6.    Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, (x) any indenture, mortgage, deed of trust, loan, purchase or credit agreement or lease in any material respect, (y) corporate charter, regulations or by‑laws or shareholders agreement or (z) any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected in any material respect, (ii) conflict

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with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary in any material respect or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary in any material respect.
Section 5.7.    Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, except for consents, approvals, authorizations, filings and declarations which have been duly obtained, given or made and are in full force and effect.
Section 5.8.    Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened in writing against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.9.    Taxes. The Company and its Subsidiaries have filed all material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP, where required. The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2015.
Section 5.10.    Title to Property; Leases. The Company and its Subsidiaries have good and marketable title to, or valid leasehold interests in, their respective real properties necessary or used in the ordinary conduct of their business, except for such defects in title as could not, individually

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or in the aggregate, reasonably be expected to have a Material Adverse Effect, and in each case free and clear of Liens prohibited by this Agreement.
Section 5.11.    Licenses, Permits, Etc. (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
(b)    To the best knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect on any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
(c)    To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.
Section 5.12.    Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan for which the Company may have any liability in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and (ii) no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title IV of ERISA or to section 430(k) of the Code or pursuant to any such penalty or excise tax provisions under the Code or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan.
(b)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the present value of the aggregate benefit liabilities under each of the Pension Plans (other than Multiemployer Plans), determined as of the end of such Pension Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Pension Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Pension Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
(c)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its ERISA Affiliates have not incurred and are not reasonably expected to incur withdrawal liabilities under section 4201 or 4204 of ERISA in respect of Multiemployer Plans.

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(d)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries do not have any postretirement benefit obligation (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715‑60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code).
(e)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)‑(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of each such Purchaser’s representations in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by each such Purchaser.
(f)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries do not have any obligations with respect to any Non‑U.S. Plans.
Section 5.13.    Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than not more than 70 Institutional Investors (including the Purchasers), each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.
Section 5.14.    Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder to refinance or repay existing Debt and for other general corporate purposes, including supplementing cash balances and funding development. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.15.    Existing Debt; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company and its Subsidiaries as of March 31, 2020 (including descriptions of the obligors and obligees (or the agent, trustee or other entity acting in a similar capacity on behalf of the obligees), principal amounts outstanding, any collateral therefor and any Contingent Obligation in respect thereof), since which date there

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has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary and no event or condition exists with respect to any Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)    Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Debt or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Debt.
(c)    Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company, except as disclosed in Schedule 5.15.
Section 5.16.    Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(b)    Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws or Anti‑Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws or Anti‑Corruption Laws.
(c)    No part of the proceeds from the sale of the Notes hereunder:
(i)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person or (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;
(ii)    will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti‑Money Laundering Laws; or
(iii)    will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in

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order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti‑Corruption Laws.
(d)    The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws and Anti‑Corruption Laws.
Section 5.17.    Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.
Section 5.18.    Environmental Matters. (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any written notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(b)    Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)    Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)    Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(e)    All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 5.19.    REIT Status. The General Partner is qualified, and the General Partner intends to continue to qualify, as a REIT.

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SECTION 6.    REPRESENTATIONS OF THE PURCHASERS.
Section 6.1.    Purchase for Investment. Each Purchaser severally represents (a) that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control and (b) that it is an institutional accredited investor within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
Section 6.2.    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95‑60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95‑60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90‑1 or (ii) a bank collective investment fund, within the meaning of the PTE 91‑38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84‑14 (the “QPAM Exemption”)) managed by a “qualified professional

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asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or
(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96‑23 (the “INHAM Exemption”)) managed by an “in‑house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)    the Source is a governmental plan; or
(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

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SECTION 7.	INFORMATION AS TO COMPANY
Section 7.1.    Financial and Business Information. The Company shall deliver to each Purchaser and each holder of a Note that is an Institutional Investor:
(a)    Quarterly Statements — within 60 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the General Partner’s Quarterly Report on Form 10‑Q (the “Form 10‑Q”) with the SEC regardless of whether the General Partner is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under the Primary Credit Facility or the date on which such corresponding financial statements are delivered under the Primary Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the General Partner (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
(i)    a consolidated balance sheet of the General Partner, the Company and its consolidated Subsidiaries as at the end of such quarter, and
(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the General Partner, the Company and its consolidated Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year‑end adjustments and the absence of footnotes; provided that delivery within the time period specified above of copies of the General Partner’s Form 10‑Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a);
(b)    Annual Statements — within 120 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the General Partner’s Annual Report on Form 10‑K (the “Form 10‑K”) with the SEC regardless of whether the General Partner is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under the Primary Credit Facility or the date on which such corresponding financial statements are delivered under the Primary Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the General Partner, duplicate copies of
(i)    a consolidated balance sheet of the General Partner, the Company and its consolidated Subsidiaries as at the end of such year, and

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(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the General Partner, the Company and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based (except for a qualification or an exception to the extent related to the maturity or refinancing of the Notes or any other Debt) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances; provided that delivery within the time period specified above of copies of the General Partner’s Form 10‑K prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b);
(c)    SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Company or any Subsidiary (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability or requests or consents to the eligibility of unencumbered assets, customary or routine periodic financial and servicing statements and compliance certificates and similar matters) or (y) to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser or such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;
(d)    Notice of Default or Event of Default — promptly, and in any event within 5 days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(e)    ERISA Matters — promptly, and in any event within 5 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth

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the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
(i)    with respect to any Pension Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;
(ii)    the institution by the PBGC of, or the written threat by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;
(iii)    any event, transaction or condition that results in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title IV of ERISA or the penalty or excise tax provisions of the Code relating to employee pension benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or
(iv)    receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non‑U.S. Plans;
(f)    Notices from Governmental Authority — promptly, and in any event within 30 days after receipt thereof, copies of any notice to the General Partner, the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
(g)    Resignation or Replacement of Auditors — within 10 days following the date on which the General Partner’s auditors resign or the General Partner elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request; and
(h)    Unencumbered Assets — if required to be delivered to the lenders under the Primary Credit Facility then in effect, simultaneously with delivery of the information required by Sections 7.1(a) and (b), a statement of Unencumbered Asset Pool Net Operating Cash Flow with respect to each Unencumbered Asset Pool Property and a list of all Unencumbered Asset Pool Properties;
(i)    Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the General Partner, the Company or any of its Subsidiaries (including actual

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copies of the Company’s Form 10‑Q and Form 10‑K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such Purchaser or such holder of a Note; provided, that, except as set forth in Section 7.2(a) or as would otherwise be required to be delivered pursuant to Section 7.1(c), so long as no Default or Event of Default has occurred and is continuing, the Company and its Subsidiaries shall not be required to prepare or deliver monthly financial statements or any other financial statements than those (i) described in Section 7.1(a) and (b) above or (ii) included in their Form 10‑Qs and Form 10‑Ks.
Section 7.2.    Officer’s Certificate. Each set of financial statements delivered to a Purchaser or holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:
(a)    Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10 (including, without limitation, any covenant incorporated herein pursuant to Section 10.6) during the quarterly or annual period covered by the financial statements then being furnished (including, without limitation, with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations and with respect to each such provision that involves terms defined herein which include multiple components or adjustments, information setting forth such components and adjustments) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any Subsidiary (i) has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2(a)) or (ii) has made an election to use GAAP in effect prior to a change in GAAP in accordance with Section 22.2(b), as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election or use of GAAP in effect prior to a change in GAAP;
(b)    Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

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(c)    Subsidiary Guarantors — setting forth a list of all Subsidiaries that are Subsidiary Guarantors and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer (or the steps the Company is taking to cause such required Subsidiary to become a Subsidiary Guarantor);
(d)    Real Property Assets — setting forth the list and value of all Specified Unencumbered Real Property Assets eligible to be included in the determination of Unencumbered Asset Pool Properties Value.
Section 7.3.    Visitation. The Company shall permit the representatives of each Purchaser and each holder of a Note that is an Institutional Investor:
(a)    No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants (it being understood and agreed that only one such request for a discussion with the Company’s independent public accountants shall be made per fiscal year by all Purchasers and holders of Notes and such discussion shall be held on or around the end of the SAS 100 review period and that representatives of the Company shall be permitted to be present at any such meeting), and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; provided that only one such visit or one such discussion shall be made per fiscal year by each Purchaser or holder of Notes; and
(b)    Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries (provided that the Company shall receive written notice of such meeting and representatives of the Company shall be entitled (but not required) to be present at any such meeting)), all at such times and as often as may be reasonably requested.
Section 7.4.    Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) or (h) and Section 7.2 shall be deemed to

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have been delivered if the Company satisfies any of the following requirements with respect thereto:
(a)    such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each Purchaser and each holder of a Note by e‑mail at the e‑mail address set forth on such Purchaser’s or such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;
(b)    the Company shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://www.kilroyrealty.com as of the date of this Agreement;
(c)    such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely emailed to each Purchasers or posted by or on behalf of the Company on IntraLinks or on any other similar website to which each Purchaser and each holder of Notes has free access; or
(d)    the Company shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have emailed such items to the Purchasers or made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each Purchaser and each holder of Notes has free access;
provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Company shall have given each Purchaser and each holder of a Note prior written notice, which may be by e‑mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any Purchaser or any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e‑mail, the Company will promptly e‑mail them or deliver such paper copies, as the case may be, to such Purchaser or such holder.

SECTION 8.	PAYMENT AND PREPAYMENT OF THE NOTES.
Section 8.1.    Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.
Section 8.2.    Optional Prepayments with Make‑Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes in an amount not less than 5% of the aggregate principal amount of the Notes then

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outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make‑Whole Amount determined for the prepayment date with respect to such principal amount; provided, that in the event such prepayment pursuant to this Section 8.2 occurs on or after October 31, 2030, the Notes may be prepaid at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment, but without Make‑Whole Amount or other premium. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than ten days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the holders of more than 50% of the principal amount of the Notes to be prepaid then outstanding agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of such Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make‑Whole Amount (if any) due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make‑Whole Amount (if any) as of the specified prepayment date.
Section 8.3.    Allocation of Partial Prepayments. (a) In the case of each partial prepayment of Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
(b)    Any prepayments pursuant to Section 8.7 shall be applied only to the Notes of the holders electing to participate in such prepayment.
Section 8.4.    Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make‑Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make‑Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.5.    Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or any other Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. If the holders of more than 50% of the principal amounts of the Notes then outstanding accept such

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offer, the Company shall promptly notify the remaining holders of Notes of such fact and the expiration date for the acceptance by holders of Notes shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
Section 8.6.    Make‑Whole Amount.
The term “Make‑Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make‑Whole Amount may in no event be less than zero.
For the purposes of determining the Make‑Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on‑the‑run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on‑the‑run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called

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Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360‑day year comprised of twelve 30‑day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 8.7.    Change of Control    .
(a)    Notice of Change of Control. The Company will, within ten (10) Business Days after the occurrence of any Change of Control, give written notice (the “Change of Control Notice”) of such Change of Control to each holder of Notes. Such Change of Control Notice shall contain and constitute an offer to prepay the Notes as described in Section 8.7(b) hereof and shall be accompanied by the certificate described in Section 8.7(e).
(b)    Offer to Prepay Notes. The offer to prepay Notes contemplated by Section 8.7(a) shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such Change of Control Notice (the “Proposed Prepayment Date”). Such date

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shall be not fewer than 30 days and not more than 60 days after the date of delivery of the Change of Control Notice.
(c)    Acceptance. Any holder of Notes may accept the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance to be delivered to the Company not fewer than 10 days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.
(d)    Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes together with accrued and unpaid interest thereon but without any Make‑Whole Amount or other premium. The prepayment shall be made on the Proposed Prepayment Date.
(e)    Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer and dated the date of delivery of the Change of Control Notice, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid (which shall be 100% of the outstanding principal balance of each such Note); (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.7 required to be fulfilled prior to the giving of notice have been fulfilled; and (vi) in reasonable detail, the general nature and date of the Change of Control.
Section 8.8.    Payments Due on Non‑Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make‑Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 9.	AFFIRMATIVE COVENANTS.
So long as any of the Notes are outstanding, the Company covenants that:
Section 9.1.    Compliance with Laws. Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non‑compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect

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such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.2.    Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co‑insurance and self‑insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
Section 9.3.    Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.4.    Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.5.    Corporate Existence, Etc. Subject to Section 10.2, the Company will at all times preserve and keep its limited partnership existence in full force and effect. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate, limited partnership or limited liability company existence of each of its Subsidiaries (unless merged into the Company or a Wholly‑Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
Section 9.6.    Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and in conformity in all material respects with all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts

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which, in reasonable detail, accurately reflect in all material respects all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.
Section 9.7.    Subsidiary Guarantors. (a) The Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co‑borrower or otherwise, for or in respect of any Debt under the Primary Credit Facility to concurrently therewith:
(i)    enter into an agreement (or joinder to an existing Subsidiary Guaranty if a Subsidiary Guaranty has previously been delivered hereunder) in form and substance reasonably satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make‑Whole Amount or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Company thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and
(ii)    deliver the following to each Purchaser and each holder of a Note:
(A)    an executed counterpart of such Subsidiary Guaranty or joinder thereto;
(B)    to the extent required under the Primary Credit Facility, a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6 and 5.7 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);
(C)    to the extent required under the Primary Credit Facility, all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty or joinder thereto and the performance by such Subsidiary of its obligations thereunder; and
(D)    to the extent required under any Primary Credit Facility, an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.

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(b)    At the election of the Company and by written notice to each Purchaser and each holder of Notes, any Subsidiary Guarantor that has provided a Subsidiary Guaranty (or a joinder thereto) under subparagraph (a) of this Section 9.7 may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty (and joinder thereto, as the case may be) and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the Purchasers or holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of the Primary Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty (and joinder thereto, as the case may be)) under the Primary Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under the Primary Credit Facility, any fee or other form of consideration is given to any holder of Debt under the Primary Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).
Section 9.8.    General Partner Status. The Company shall at all times cause the General Partner to (i) maintain its status as a self‑directed and self‑administered REIT under the Code, (ii) remain in compliance in all material respects with all provisions applicable to the qualification of the Company as a REIT under the Code and (iii) remain (or its successor to remain) listed, traded or quoted on the New York Stock Exchange, NASDAQ, or other public exchange or automated quotation system.
Section 9.9.    Priority of Obligations. The Company will ensure that its payment obligations under this Agreement and the Notes, and the payment obligations of any Note Guarantor under its Note Guaranty, will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Debt of the Company and such Note Guarantor, as applicable.

SECTION 10.	NEGATIVE COVENANTS.
So long as any of the Notes are outstanding, the Company covenants that:
Section 10.1.    Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the General Partner, the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s‑length transaction with a Person not an Affiliate.
Section 10.2.    Merger, Consolidation, Etc    . The Company will not, and will not permit any Subsidiary Guarantor to, consolidate with or merge with any other Person or convey, transfer

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or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:
(a)    in the case of any such transaction involving the Company, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a Solvent corporation, limited liability company or limited partnership organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such corporation, limited liability company or limited partnership, (i) such corporation, limited liability company or limited partnership shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) such corporation, limited liability company or limited partnership shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;
(b)    in the case of any such transaction involving a Subsidiary Guarantor, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Subsidiary Guarantor as an entirety, as the case may be, shall be (1) the General Partner, the Company, such Subsidiary Guarantor or another Subsidiary Guarantor; (2) (A) a Solvent corporation, limited liability company or limited partnership (other than the General Partner, the Company or another Subsidiary Guarantor), (B) that, if such Subsidiary Guarantor was organized and existing under the laws of the United States or any state thereof (including the District of Columbia), is organized and existing under the laws of the United States or any state thereof (including the District of Columbia) and (C) if such Subsidiary Guarantor is not such corporation, limited liability company or limited partnership, (x) such corporation, limited liability company or limited partnership shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Subsidiary Guaranty of such Subsidiary Guarantor and (y) the Company shall have caused to be delivered to each holder of Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; or (3) any other Person so long as the transaction is treated as a disposition of all of the assets of such Subsidiary Guarantor for purposes of this Agreement and, based on such characterization, would be permitted pursuant to this Agreement;
(c)    in the case of such transaction involving the Company, each Note Guarantor under any Note Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Note Guaranty

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in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and
(d)    immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.
No such conveyance, transfer or lease of substantially all of the assets of the Company or any Subsidiary Guarantor shall have the effect of releasing the Company or such Subsidiary Guarantor, as the case may be, or any successor corporation, limited liability company or limited partnership that shall theretofore have become such in the manner prescribed in this Section 10.2, from its liability under (x) this Agreement or the Notes (in the case of the Company) or (y) the Subsidiary Guaranty (in the case of any Subsidiary Guarantor), unless, in the case of the conveyance, transfer or lease of substantially all of the assets of a Subsidiary Guarantor, such Subsidiary Guarantor is released from its Subsidiary Guaranty in accordance with Section 9.7(b) in connection with or immediately following such conveyance, transfer or lease.
Section 10.3.    Line of Business. The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Investor Presentation.
Section 10.4.    Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.
Section 10.5.    Financial Covenants.
(a)    Total Debt to Total Asset Value. As of the last day of each calendar quarter, the Company shall not permit the Total Debt Ratio to be greater than 60%; provided, however, with respect to any period in which the Company or any of its Consolidated Subsidiaries have acquired a Real Property Asset (or multiple Real Property Assets in a single transaction) for a price of more than $200,000,000 Total Debt to Total Asset Value for such quarter and the next succeeding quarter may increase to 65% (an “NPA Acquisition Spike”), provided such ratio shall not exceed 60% thereafter unless the Company or any of its Consolidated Subsidiaries have acquired another Real Property Asset (or multiple Real Property Assets in a single transaction) for a price of more than $200,000,000, in a subsequent quarter in which event the NPA Acquisition Spike shall again apply.

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Notwithstanding the foregoing, if at any time any similar acquisition spike under the Primary Credit Facility (a “Bank Acquisition Spike”) is excluded, terminated, tightened, amended or otherwise modified or limited with the result that such Bank Acquisition Spike is more restrictive than the NPA Acquisition Spike, the NPA Acquisition Spike shall similarly be so excluded, terminated, tightened, amended or otherwise modified or limited to the same extent as the exclusion, termination, tightening or other amendment or modification thereof under the Primary Credit Facility; provided, that in the event the Bank Acquisition Spike is thereafter subsequently loosened, relaxed, amended or otherwise modified to be less restrictive, the NPA Acquisition Spike shall similarly be thereafter so loosened, relaxed, amended or otherwise modified; provided that if a Default or Event of Default shall have occurred and be continuing at the time the Bank Acquisition Spike is to be so subsequently loosened, relaxed, amended or otherwise modified to be less restrictive, the prior written consent thereto of the Required Holders shall be required as a condition to the loosening or other amendment or modification of the NPA Acquisition Spike; and provided, further, that in any and all events, the NPA Acquisition Spike shall not in any event be deemed or construed to be loosened, relaxed, amended or otherwise modified by operation of the terms of this Section 10.5(a) to be less restrictive on the Company than the NPA Acquisition Spike as in effect on the date of this Agreement.
(b)    Fixed Charge Coverage. As of the last day of each calendar quarter, the Company shall not permit the ratio of (x) Annual EBITDA, less reserves for Capital Expenditures of (i) $.25 per square foot per annum for each Real Property Asset that is an office or retail property and (ii) $250 per unit for each Real Property Asset that is a multi-family residential property to (y) the sum of (i) Total Debt Service and (ii) dividends or other payments payable by the General Partner with respect to any preferred stock issued by the General Partner and distributions or other payments payable by the Company with respect to any preferred partnership units of the Company, to be less than 1.50:1.00.
(c)    Limitation on Secured Debt. The Company shall not permit the Secured Debt of the Company, the General Partner and their Consolidated Subsidiaries, which for purposes hereof shall be deemed to include the Company’s and the General Partner’s pro rata share of the Secured Debt of any Minority Holdings of the Company or the General Partner, to at any time exceed forty percent (40%) of Total Asset Value.
(d)    Unsecured Debt Ratio. The Company shall not at any time permit the Unsecured Debt Ratio to be less than 1.67:1.0; provided, however, with respect to any period in which the Company or any of its Consolidated Subsidiaries have acquired a Real Property Asset (or multiple Real Property Assets in a single transaction) for a price of more than $200,000,000 the Unsecured Debt Ratio for such quarter and the next succeeding three (3) quarters may decrease to 1.55:1.00, provided such ratio is not less than 1.67:1.00 thereafter.
Section 10.6.    Most Favored Lender Status. (a) If (i) as of the date of this Agreement, the Primary Credit Facility, or (ii) after the date of this Agreement, the General Partner, the Company or any Subsidiary Guarantor enters into any amendment or other modification of the Primary Credit Facility, or (iii) after the date of this Agreement, the General Partner, the Company or any Subsidiary Guarantor enters into any new Primary Credit Facility that in any such case has on the date of this Agreement, or after the date of this Agreement results in, one or more additional or

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more restrictive MFL Provisions than those contained in this Agreement being contained in any such Primary Credit Facility (such additional or more restrictive MFL Provision, together with all definitions relating thereto, the “Primary Credit Facility Additional Provision(s)”), then the terms of this Agreement, without any further action on the part of the General Partner, the Company, any Subsidiary Guarantor or any of the holders of the Notes, will unconditionally be deemed on the effective date of such Primary Credit Facility Additional Provision(s) to be automatically amended to include such Primary Credit Facility Additional Provision(s), and any event of default in respect of any such additional or more restrictive MFL Provision(s) so included herein shall be deemed to be an Event of Default under Section 11(c) (after giving effect to any grace or cure provisions under such Primary Credit Facility Additional Provision(s), subject to all applicable terms and provisions of this Agreement, including, without limitation, all rights and remedies exercisable by the holders of the Notes hereunder.
(b)    If after the date of execution of the Primary Credit Facility, any one or more of the Primary Credit Facility Additional Provision(s) is excluded, terminated, loosened, tightened, amended or otherwise modified under the Primary Credit Facility, then and in such event any such Primary Credit Facility Additional Provision(s) theretofore included in this Agreement pursuant to the requirements of this Section 10.6 shall then and thereupon automatically and without any further action by any Person be so excluded, terminated, loosened, tightened or otherwise amended or modified under this Section 10.6 to the same extent as the exclusion, termination, loosening, tightening of other amendment or modification thereof under the Primary Credit Facility; provided that if a Default or Event of Default shall have occurred and be continuing by reason of the Primary Credit Facility Additional Provision(s) at the time any such Primary Credit Facility Additional Provision(s) is or are to be so excluded, terminated, loosened, tightened, amended or modified under this Section 10.6, the prior written consent thereto of the Required Holders shall be required as a condition to the exclusion, termination, loosening, tightening or other amendment or modification of any such Primary Credit Facility Additional Provision(s), as the case may be; and provided, further, that in any and all events, the financial covenant(s) and related definitions or any event of default constituting any financial covenant and Events of Default contained in this Agreement as in effect on the date of this Agreement shall not in any event be deemed or construed to be excluded, terminated, loosened, relaxed, amended or otherwise modified by operation of the terms of this Section 10.6, and only any such Primary Credit Facility Additional Provision(s) shall be so excluded, terminated, loosened, tightened, amended or otherwise modified pursuant to the terms hereof.
(c)    The Company shall from time to time, upon request by the Required Holders, promptly execute and deliver at its expense (including, without limitation, the reasonable and documented fees and expenses of one counsel for the holders of the Notes, taken as a whole) an amendment to this Agreement in form and substance reasonably satisfactory to the Required Holders evidencing that, pursuant to this Section 10.6, this Agreement then and thereafter includes, excludes, amends or otherwise modifies any Primary Credit Facility Additional Provision(s), as the case may be; provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment.
(d)    The Company agrees that it will not, nor will it permit any Subsidiary or Affiliate to, directly or indirectly, pay or cause to be paid any consideration or remuneration, whether by way

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of supplemental or additional interest, fee or otherwise, to any creditor of the Company, any co‑obligor or any Note Guarantor as consideration for or as an inducement to the entering into by any such creditor of any amendment, waiver or other modification to the Primary Credit Facility, the effect of which amendment, waiver or other modification is to exclude, terminate, loosen, tighten or otherwise amend or modify any Primary Credit Facility Additional Provision(s), unless such consideration or remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding.
(e)    The parties hereto acknowledge and agree that as of the date of this Agreement the “Unencumbered Asset Pool Debt Service Coverage” and “Dividends” covenants set forth in Section 5.8(e) and (f), respectively, of the Bank Credit Agreement shall constitute Primary Credit Facility Additional Provision(s).
Section 10.7.    Specified Unencumbered Real Property Asset; Specified Norges JV Assets. The Company shall not amend, modify or assign any documentation relating to the Specified Unencumbered Real Property Assets or the Specified Norges JV Assets (including documentation relating to the intercompany debt) in a manner that is reasonably likely to have a material adverse effect on the holders of the Notes.

SECTION 11.	EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)    the Company defaults in the payment of any principal or Make‑Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)    the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
(c)    the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10.5 or incorporated herein pursuant to Section 10.6 (after giving effect to any grace or cure provisions under such Primary Credit Facility Additional Provision(s) so incorporated); or
(d)    the Company or any Note Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Note Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
(e)    (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any writing furnished in

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connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Note Guarantor or by any officer of such Note Guarantor in any Note Guaranty or any writing furnished in connection with such Note Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or
(f)    (i) the Company, the General Partner or any Material Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make‑whole amount or interest on any Recourse Debt or Debt guaranteed by the Company, the General Partner or such Material Subsidiary (other than Debt under the Note Documents) that is outstanding in an aggregate principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment) (provided, that if at any time the threshold for Debt which may trigger a cross default, cross acceleration or similar provision under the Primary Credit Facility at such time is greater than $50,000,000, the threshold for Debt which may trigger an Event of Default under this clause shall be such greater amount for so long as such greater amount shall remain in effect under such Primary Credit Facility, provided, further, however that, notwithstanding the terms of the Primary Credit Facility, in no event shall the threshold for Debt which may trigger an Event of Default under this clause be greater than $125,000,000) beyond any period of grace provided with respect thereto, and such default shall not be waived by the applicable lender (which waiver shall serve to reinstate the applicable loan), or (ii) the Company, the General Partner or any Material Subsidiary is in default in the performance of or compliance with any term of any evidence of any Recourse Debt or Debt guaranteed by the Company, the General Partner or such Material Subsidiary (other than Debt under the Note Documents) in an aggregate outstanding principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment) (provided, that if at any time the threshold for Debt which may trigger a cross default, cross acceleration or similar provision under the Primary Credit Facility at such time is greater than $50,000,000, the threshold for Debt which may trigger an Event of Default under this clause shall be such greater amount for so long as such greater amount shall remain in effect under such Primary Credit Facility, provided, further, however that, notwithstanding the terms of the Primary Credit Facility, in no event shall the threshold for Debt which may trigger an Event of Default under this clause be greater than $125,000,000) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, and such default shall not be waived by the applicable lender (which waiver shall serve to reinstate the applicable loan), or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Recourse Debt or Debt guaranteed by the Company, the General Partner

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or such Material Subsidiary (other than Debt under the Note Documents) to convert such Debt into equity interests), and such event or condition shall not be waived by the applicable lender (which waiver shall serve to reinstate the applicable loan), (x) the Company, the General Partner or any Material Subsidiary has become obligated to purchase or repay Recourse Debt or Debt guaranteed by the Company, the General Partner or such Material Subsidiary (other than Debt under the Note Documents) before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment) (provided, that if at any time the threshold for Debt which may trigger a cross default, cross acceleration or similar provision under the Primary Credit Facility at such time is greater than $50,000,000, the threshold for Debt which may trigger an Event of Default under this clause shall be such greater amount for so long as such greater amount shall remain in effect under such Primary Credit Facility, provided, further, however that, notwithstanding the terms of the Primary Credit Facility, in no event shall the threshold for Debt which may trigger an Event of Default under this clause be greater than $125,000,000), or (y) one or more Persons have the right to require the Company, the General Partner or any Material Subsidiary so to purchase or repay such Debt; or
(g)    the Company, the General Partner or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(h)    a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company, the General Partner or any Material Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding‑up or liquidation the Company, the General Partner or any Material Subsidiary, or any such petition shall be filed against the Company, the General Partner or any Material Subsidiary and such petition shall not be dismissed within 60 days; or
(i)    any event occurs with respect to the Company, the General Partner or any Material Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or
(j)    one or more final judgments or orders for the payment of money (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) aggregating in excess of $10,000,000 (or its equivalent in the relevant currency of payment) (provided, that if at any time the

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threshold for a judgement which may trigger a judgement default or similar provision under the Primary Credit Facility at such time is greater than $10,000,000, the threshold for a judgement which may trigger an Event of Default under this clause shall be such greater amount for so long as such greater amount shall remain in effect under such Primary Credit Facility), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company, the General Partner or any Material Subsidiary and which judgments are not, within 60 days after entry thereof, bonded, discharged, paid, vacated or stayed pending appeal, or are not bonded, vacated, satisfied or discharged within 60 days after the expiration of such stay; or
(k)    if (i) any Pension Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Pension Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Pension Plan will become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Pension Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non‑U.S. Plans exceeds the aggregate current value of the assets of such Non‑U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee pension benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post‑employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non‑U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non‑U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non‑U.S. Plans during a plan year in which it was a substantial employer (within the meaning of Section 4001(a)(2) or 4062(e) of ERISA); and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee pension benefit plan” and “employee welfare benefit plan” shall have the meanings assigned to such terms in section 3 of ERISA; or
(l)    the General Partner shall fail at any time to remain qualified as a REIT; or
(m)    any Note Guaranty shall cease to be in full force and effect (except as permitted by Section 9.7(b)), any Note Guarantor or any Person acting on behalf of any Note Guarantor shall contest in any manner in writing the validity, binding nature or

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enforceability of any Note Guaranty, or the obligations of any Note Guarantor under any Note Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Note Guaranty (except as permitted by Section 9.7(b)).

SECTION 12.	REMEDIES ON DEFAULT, ETC.
Section 12.1.    Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make‑Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make‑Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section 12.2.    Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Note Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 12.3.    Rescission    . At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make‑Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on

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such overdue principal and Make‑Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non‑payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Note Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all reasonable and documented costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable and documented attorneys’ fees, expenses and disbursements.

SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
Section 13.1.    Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 13.2.    Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such

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Person as such holder may request and shall be substantially in the form of Schedule 1‑A. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.
Section 13.3.    Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.	PAYMENTS ON NOTES.
Section 14.1.    Place of Payment. Subject to Section 14.2, payments of principal, Make‑Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
Section 14.2.    Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make‑Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation

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or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
Section 14.3.    FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

SECTION 15.	EXPENSES, ETC.
Section 15.1.    Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees of one special counsel for the Purchasers and holders, taken as a whole, and, if reasonably required by the Required Holders, one local counsel in each applicable jurisdiction and/or one specialty counsel in each applicable specialty, for Purchasers and holders, taken as a whole) incurred by the Purchasers and each other holder of a Note in connection with the execution of this Agreement, the Notes and the Note Guaranties on the date hereof and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Note Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Note Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Note Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including fees of one

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financial advisor for the Purchasers and the holders, taken as a whole, incurred in connection with the insolvency or bankruptcy of the General Partner, the Company or any Subsidiary or in connection with any work‑out or restructuring of the transactions contemplated hereby and by the Notes and any Note Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO; provided, that such costs and expenses under this clause (c) shall not exceed $3,500. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).
The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company; provided, that the Company shall have no obligation under this clause (iii) to the extent such obligation has resulted from (x) the gross negligence or willful misconduct of a Purchaser or (y) the material breach in bad faith of such Purchaser’s obligations hereunder.
Section 15.2.    Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Note Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Note Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Note Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.
Section 15.3.    Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Note Guaranty or the Notes, and the termination of this Agreement.

SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding

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sentence, this Agreement, the Notes and any Note Guaranties embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.	AMENDMENT AND WAIVER.
Section 17.1.    Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:
(a)    no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and
(b)    no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make‑Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to the Closing that appear in Section 4, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2), 11(a), 11(b), 12, 17 or 20.
Section 17.2.    Solicitation of Holders of Notes.
(a)    Solicitation. The Company will provide each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser or such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Note Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Note Guaranty to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers and holders of Notes.
(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Note Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and each holder of a Note even if such holder did not consent to such waiver or amendment.

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(c)    Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Note Guaranty by a Purchaser or holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate of the Company or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such Purchaser or such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such Purchaser or such holder.
Section 17.3.    Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or any Note Guaranty applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Purchaser or any holder of a Note and no delay in exercising any rights hereunder or under any Note or Note Guaranty shall operate as a waiver of any rights of any Purchaser or any holder of such Note.
Section 17.4.    Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Note Guaranty or the Notes, or have directed the taking of any action provided herein or in any Note Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.	NOTICES.
Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid). Any such notice must be sent:
(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

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(iii)    if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer and the Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.	REPRODUCTION OF DOCUMENTS.
This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.	CONFIDENTIAL INFORMATION.
For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the General Partner, the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the General Partner, the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the General Partner, the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes and such recipient is notified of its obligation to maintain the confidentiality of such information), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has

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agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser (provided that, unless specifically prohibited by applicable law, rule, regulation or order, such Purchaser shall use its best efforts to notify the Company prior to disclosure), (x) in response to any subpoena or other legal process (provided that, unless specifically prohibited by applicable law, rule, regulation or order, such Purchaser shall use its best efforts to notify the Company prior to disclosure), (y) in connection with any litigation to which such Purchaser is a party (provided that, unless specifically prohibited by applicable law, rule, regulation or order, such Purchaser shall use its best efforts to notify the Company prior to disclosure) or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Note Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.
In the event that as a condition to receiving access to information relating to the General Partner, the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

SECTION 21.	SUBSTITUTION OF PURCHASER.
Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of

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such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22.	MISCELLANEOUS.
Section 22.1.    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, except pursuant to a transaction permitted by Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
Section 22.2.    Accounting Terms. (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Debt”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825‑10‑25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
(b)    If the Company notifies the holders of the Notes that the Company wishes to amend any covenant in Section 10 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Required Holders notify the Company that the Required Holders wish to amend Section 10 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Holders. Notwithstanding the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited consolidated financial statements of the Company for the fiscal year December 31, 2017 for all covenant compliance calculations under this Agreement, notwithstanding any change in GAAP or change in the application of GAAP relating thereto, unless the Company and the Required Holders shall enter into a mutually acceptable amendment addressing such changes.
Section 22.3.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such

‑44‑

prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 22.4.    Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 22.5.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
The parties agree to electronic contracting and signatures with respect to this Agreement and any other documents required to be delivered hereunder except for the Notes (collectively, the “Note Documents”). Delivery of an electronic signature to, or a signed copy of, this Agreement and such other Note Documents by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the manually signed originals and shall be admissible into evidence for all purposes. Notwithstanding the foregoing, if any Purchaser shall request manually signed counterpart signatures to any other Note Document, the Company and the General Partner hereby agree to provide such manually signed signature pages within 15 Business Days of such request or such longer period as the requesting Purchaser and the Company and/or the General Partner may otherwise agree.
Section 22.6.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of

‑45‑

New York excluding choice‑of‑law principles of the law of such State that would permit the application of the law of a jurisdiction other than such State.
Section 22.7.    Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non‑exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(c)    The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d)    Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(e)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

* * * * *

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If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

KILROY REALTY L.P., A DELAWARE LIMITED
PARTNERSHIP

By:	KILROY REALTY CORPORATION, a
Maryland corporation, its general partner

By:	/s/ Tyler H. Rose
Name: Tyler H. Rose Title: Executive Vice President, Chief Financial Officer and Secretary

By:	/s/ Michelle Ngo
Name: Michelle Ngo Title: Senior Vice President and Treasurer

SIGNATURE PAGE
(to Note Purchase Agreement)

This Agreement is hereby
accepted and agreed to as
of the date hereof.

METROPOLITAN LIFE INSURANCE COMPANY
by MetLife Investment Management, LLC, its
Investment Manager

METROPOLITAN TOWER LIFE INSURANCE
COMPANY
by MetLife Investment Management, LLC, its
Investment Manager

By:	/s/ John Wills
Name: John Wills Title: Authorized Signatory

SIGNATURE PAGE
(to Note Purchase Agreement)

This Agreement is hereby
accepted and agreed to as
of the date hereof.

TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA, a New York
domiciled life insurance company

By:	Nuveen Alternatives Advisors LLC,
a Delaware limited liability company,
its investment manager

By:	/s/ Jeffrey Hughes
Name: Jeffrey Hughes Title: Senior Director

SIGNATURE PAGE
(to Note Purchase Agreement)

This Agreement is hereby
accepted and agreed to as
of the date hereof.

AMERICAN GENERAL LIFE INSURANCE COMPANY

By:	AIG Asset Management (U.S.), LLC, as
Investment Advisor

By:	/s/ Byron Douglass
Name: Byron Douglass Title: Managing Director

SIGNATURE PAGE
(to Note Purchase Agreement)

This Agreement is hereby
accepted and agreed to as
of the date hereof.

THE NORTHWESTERN MUTUTAL LIFE INSURANCE
COMPANY

By:	Northwestern Mutual Investment
Management Company, LLC
Its investment advisor

By:	/s/ Michael H. Leske
Name: Michael H. Leske Title: Managing Director

THE NORTHWESTERN MUTUAL LIFE INSURANCE
COMPANY
for its Group Annuity Separate Account

By:	/s/ Michael H. Leske
Name: Michael H. Leske Its Authorized Representative

SIGNATURE PAGE
(to Note Purchase Agreement)

This Agreement is hereby
accepted and agreed to as
of the date hereof.

JACKSON NATIONAL LIFE INSURANCE COMPANY

By:	PPM America, Inc., as attorney in fact, on
behalf of Jackson National Life Insurance
Company

By:	/s/ Luke S. Stifflear
Name: Luke S. Stifflear Title: Senior Managing Director

JACKSON NATIONAL LIFE INSURANCE COMPANY
OF NEW YORK

By:	PPM America, Inc., as attorney in fact, on
behalf of Jackson National Life Insurance
Company of New York

By:	/s/ Luke S. Stifflear
Name: Luke S. Stifflear Title: Senior Managing Director

SIGNATURE PAGE
(to Note Purchase Agreement)

This Agreement is hereby
accepted and agreed to as
of the date hereof.

EQUITABLE FINANCIAL LIFE INSURANCE
COMPANY OF AMERICA

By:	AllianceBernstein LP, Its Investment
Advisor

By:	Amy Judd
Name: Amy Judd Title: Investment Officer

AXA EQUITABLE LIFE INSURANCE COMPANY

By:	AllianceBernstein LP, Its Investment
Advisor

By:	Amy Judd
Name: Amy Judd Title: Investment Officer

SIGNATURE PAGE
(to Note Purchase Agreement)

This Agreement is hereby
accepted and agreed to as
of the date hereof.

KNIGHTS OF COLUMBUS

By:	/s/ Michael J. O'Connor
Name: Michael J. O'Connor Title: Supreme Secretary

SIGNATURE PAGE
(to Note Purchase Agreement)

This Agreement is hereby
accepted and agreed to as
of the date hereof.

THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ Martin Rosacker
Name: Martin Rosacker Title: Managing Director

SIGNATURE PAGE
(to Note Purchase Agreement)

This Agreement is hereby
accepted and agreed to as
of the date hereof.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Kevin Liang
Name: Kevin Liang Title:Senior Director

SIGNATURE PAGE
(to Note Purchase Agreement)

This Agreement is hereby
accepted and agreed to as
of the date hereof.

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:	/s/ Justin P. Kavan
Name: Justin P. Kavan Title: Senior Vice President

SIGNATURE PAGE
(to Note Purchase Agreement)

This Agreement is hereby
accepted and agreed to as
of the date hereof.

JOHN HANCOCK LIFE INSURANCE COMPANY
(U.S.A.)

By:	/s/ Susan Simi
Name: Susan Simi Title: Vice President

SIGNATURE PAGE
(to Note Purchase Agreement)

This Agreement is hereby
accepted and agreed to as
of the date hereof.

SLC MANAGEMENT U.S. INVESTMENT GRADE
PRIVATE CREDIT FUND, L.P.

By:	Sun Life Capital Management (U.S.) LLC,
its Investment Adviser

By:	/s/ Andrew T. Kleeman
Name: Andrew T. Kleeman Title: Managing Director

By:	/s/ Arthur Bail
Name: Arthur Bail Title: Authorized Signer

SIGNATURE PAGE
(to Note Purchase Agreement)

This Agreement is hereby
accepted and agreed to as
of the date hereof.

AMERICAN NUCLEAR INSURERS

By:	Conning, Inc., as Investment Manager

By:	/s/ Samuel Otchere
Name: Samuel Otchere Title: Director

PENNSYLVANIA NATIONAL SECURITY INSURANCE
COMPANY

By:	Conning, Inc., as Investment Manager

By:	/s/ Samuel Otchere
Name: Samuel Otchere Title: Director

PENNSYLVANIA NATIONAL MUTUAL CASUALTY
INSURANCE COMPANY

By:	Conning, Inc., as Investment Manager

By:	/s/ Samuel Otchere
Name: Samuel Otchere Title: Director

SIGNATURE PAGE
(to Note Purchase Agreement)

This Agreement is hereby
accepted and agreed to as
of the date hereof.

SOUTHERN FARM BUREAU LIFE INSURANCE
COMPANY

By:	/s/ David Divine
Name: David Divine Title: Director - Securities Management

SIGNATURE PAGE
(to Note Purchase Agreement)

DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Acquisition Property” means, as of any date of determination, any Real Property Assets acquired within such fiscal quarter and/or the immediately preceding three fiscal quarters.
“Adjusted Annual EBITDA” means, for any period, Annual EBITDA for such period, minus the sum of (a) interest income other than interest income from mortgage notes not in excess of $10,000,000 per annum (provided, that if at any time such threshold under the Primary Credit Facility at such time is greater or less than $10,000,000, the threshold under this definition shall be such greater or lesser amount, as the case may be, for so long as such greater or lesser amount shall remain in effect under such Primary Credit Facility), and (b) a management fee reserve in an amount equal to 3% of consolidated total revenue (after deduction of interest income of the Company and its subsidiaries for such period), plus the sum of (a) general and administrative expenses for such period to the extent included in Annual EBITDA and (b) actual management fees relating to Real Property for such period.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. In no event shall any Person that is engaged in the business of making commercial loans (including revolving loans) in the ordinary course of business and for which the General Partner or the Company does not, directly or indirectly, possess the power to cause the direction of the investment policies of such Person be deemed to be an Affiliate of the Company. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Agreement” means this Note Purchase Agreement, including all Schedules attached to this Agreement.
“Annual EBITDA” means, measured as of the last day of each calendar quarter (and without duplication), an amount derived from (i) total revenues relating to all Real Property Assets of the Company, the General Partner and their Consolidated Subsidiaries or to the Company’s or the General Partner’s interest in Minority Holdings for the previous four consecutive calendar quarters including the quarter then ended, on an accrual basis without giving effect to the straight‑lining of rents, plus (ii) interest and other income of the Company, the General Partner and their Consolidated Subsidiaries, including, without limitation, real estate service revenues, for such period, plus (iii) nonrecurring extraordinary losses (including losses from the sale of Real Property Assets and/or early extinguishment of Debt or the forgiveness of Debt) for such period, plus (iv) non‑cash compensation expense for such period not in excess of $15,000,000 per annum (provided, that if at any time such threshold under the Primary Credit Facility at such time is greater or less than $15,000,000, the threshold under this definition shall be such greater or lesser amount, as the case may be, for so long as such greater or lesser amount shall remain in effect under such Primary Credit Facility), plus (v) costs and expenses incurred during such period with respect to acquisitions during such period, less (vi) total operating expenses and other expenses relating to

SCHEDULE A
(to Note Purchase Agreement)

such Real Property Assets and to the Company’s and the General Partner’s interest in Minority Holdings for such period (other than interest, taxes, depreciation, amortization, and other non‑cash items), less (vii) total corporate operating expenses (including general overhead expenses) and other expenses of the Company, the General Partner, their Consolidated Subsidiaries and the Company’s and the General Partner’s interest in Minority Holdings (other than interest, taxes, depreciation, amortization and other non‑cash items), less (viii) gains from discontinued operations and extraordinary gains for such period, plus (ix) extraordinary losses for such period, and less (x) nonrecurring extraordinary gains (including gains from the sale of Real Property Assets and/or the early extinguishment of Debt or the forgiveness of Debt) for such period. For purposes of this Agreement, Annual EBITDA shall be deemed to include only the Company’s pro rata share (such share being based upon the Company’s percentage ownership interest as shown on the Company’s annual audited financial statements) of the Annual EBITDA of any Person in which the Company, directly or indirectly, owns an interest.
“Anti‑Corruption Laws” means any law or regulation in a U.S. or any non‑U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti‑Money Laundering Laws” means any law or regulation in a U.S. or any non‑U.S. jurisdiction regarding money laundering, drug trafficking, terrorist‑related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Applicable Interest Rate” means the lesser of (x) the rate at which the interest rate applicable to any floating rate Debt could be fixed, at the time of calculation, by the Company entering into an unsecured interest rate swap agreement (or, if such rate is incapable of being fixed by entering into an unsecured interest rate swap agreement at the time of calculation, a reasonably determined fixed rate equivalent), and (y) the rate at which the interest rate applicable to such floating rate Debt is actually capped, at the time of calculation, if the Company has entered into an interest rate cap agreement with respect thereto or if the documentation for such Debt contains a cap.
“Bank Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of July 24, 2017, among the Company, JPMorgan Chase Bank, N.A., as bank and as administrative agent, and the other banks party thereto, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing in full (or a majority) thereof.
“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Required Holders, has taken any action in furtherance of, or indicating its consent to, approval

A‑2

of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).
“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Los Angeles, California are required or authorized to be closed.
“Capital Expenditures” means, for any period, the sum of all recurring expenditures on capital improvements (whether paid in cash or accrued as a liability) by the Company which are capitalized on the consolidated balance sheet of the Company in conformity with GAAP, but less (i) all expenditures made with respect to the acquisition by the Company and its Consolidated Subsidiaries of any interest in real property within nine months after the date such interest in real property is acquired and (ii) capital expenditures made from the proceeds of insurance or condemnation awards (or payments in lieu thereof) or indemnity payments received during such period by Company or any of its Consolidated Subsidiaries from third parties.
“Cash or Cash Equivalents” means (i) cash, (ii) direct obligations of the United States Government, including, without limitation, treasury bills, notes and bonds, (iii) interest bearing or discounted obligations of Federal agencies and Government sponsored entities or pools of such instruments offered by banks rated AA or better by S&P or Aa2 by Moody’s and dealers, including, without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass‑through certificates, Federal National Mortgage Association bonds and notes, Federal Farm Credit System securities, (iv) time deposits, domestic and Eurodollar certificates of deposit, bankers acceptances, commercial paper rated at least A‑1 by S&P and P‑1 by Moody’s, and/or guaranteed by an Aa rating by Moody’s, an AA rating by S&P, or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by banks which have a long‑term debt rating of at least AA by S&P or Aa2 by Moody’s, (v) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures, and loan participations, each of which is rated at least AA by S&P, and/or Aa2 by Moody’s, and/or unconditionally guaranteed by an AA rating by S&P, an Aa2 rating by Moody’s, or better rated credit, (vi) obligations issued by states and local governments or their agencies, rated at least MIG‑1 by Moody’s and/or SP‑1 by S&P and/or guaranteed by an

A‑3

irrevocable letter of credit of a bank with a long‑term debt rating of at least AA by S&P or Aa2 by Moody’s, (vii) repurchase agreements with major banks and primary government securities dealers fully secured by U.S. Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping, (viii) real estate loan pool participations, guaranteed by an entity with an AA rating given by S&P or an Aa2 rating given by Moody’s, or better rated credit, and (ix) shares of any mutual fund that has its assets primarily invested in the types of investments referred to in clauses (i) through (v).
“Change of Control” means
(i)     during any consecutive twenty‑four (24) month period commencing on or after the date hereof, individuals who at the beginning of such period constituted the Board of Directors of the General Partner of the Company (together with any new directors whose election by the Board of Directors or whose nomination for election by the General Partner stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in the office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office, except for any such change resulting from (x) death or disability of any such member, (y) satisfaction of any requirement for the majority of the members of the Board of Directors of the General Partner to qualify under applicable law as independent directors, or (z) the replacement of any member of the Board of Directors who is an officer or employee of the General Partner with any other officer or employee of the General Partner or its Affiliate; or
(ii)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of equity interests representing more than thirty‑five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the General Partner; or
(iii)    the General Partner (or a wholly-owned subsidiary thereof) ceases to be the sole general partner of the Company; or
(iv)    the General Partner ceases to own, directly or indirectly, at least sixty percent (60%) of the equity interests in the Company having the power to vote on matters relating to the management of the Company.
“Change of Control Notice” is defined in Section 8.7.
“Closing” is defined in Section 3.
“Code” means the Internal Revenue Code of 1986 as amended, or any successor statute.
“Company” is defined in the first paragraph of this Agreement.

A‑4

“Completion of Construction” means the issuance of a temporary or permanent certificate of occupancy for the improvements under construction, permitting the use and occupancy thereof for their regular intended uses.
“Confidential Information” is defined in Section 20.
“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity which is consolidated with the Company in accordance with GAAP.
“Contingent Obligation” as to any Person means, without duplication, (i) any guaranty of the principal of the Debt of any other Person, (ii) any contingent obligation of such Person with respect to Debt of any other Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (iii) any obligation required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any non‑recourse Debt, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price‑adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non‑monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (iii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the Applicable Interest Rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Company required to be delivered pursuant to Section 7.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the Company), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations, (ii) in the case of joint and several guarantees given by a Person in whom the Company owns an interest (which guarantees are non‑recourse to the Company), to the extent the guarantees, in the aggregate, exceed 15% of total real estate investments of such Person, the amount in excess of 15% shall be deemed to be a Contingent Obligation of the Company, and (iii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Debt of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Debt of such Person. Notwithstanding anything contained herein to the contrary, “Contingent

A‑5

Obligations” shall not be deemed to include guarantees of Unused Commitments (as defined in the Bank Credit Agreement) or of construction loans to the extent the same have not been drawn.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.
“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.
“Debt” of any Person (including Minority Holdings) means, without duplication,
(A)     (i) the face amount of all indebtedness of such Person for borrowed money or for the deferred purchase price of property or any asset (other than current trade payables and accrued expenses payable in the ordinary course of business) and, (ii) the face amount of all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full in the case of a construction loan),
(B)     the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder,
(C)     as shown on such Person’s balance sheet, all Contingent Obligations of such Person with respect to Debt of another other Person,
(D)     all “mark to market” liabilities of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) or other hedging agreements and currency swaps and foreign exchange contracts or similar agreements.
For purposes of this Agreement, Debt (other than Contingent Obligations of the Company, General Partner or their Wholly-Owned Subsidiaries and Minority Holdings) of the Company (or the Company, the General Partner and their Consolidated Subsidiaries and Minority Holdings on a consolidated basis) shall be deemed to include only the Company’s pro rata share (such share being based upon the Company’s percentage ownership interest as shown on the Company’s annual audited financial statements) of the Debt of any Person in which the Company, directly or indirectly, owns an interest, provided that such Debt is nonrecourse, both directly and indirectly, to the Company.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means, for any Note, that rate of interest per annum that is the greater of (a) 2.00% above the rate of interest stated in clause (a) of the first paragraph of the Notes or

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(b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate.
“Development Properties” means any Real Property Assets which are 100% owned in fee (or leasehold pursuant to a Financeable Ground Lease) by the Company, the General Partner or any of their Consolidated Subsidiaries or Minority Holdings and which are not subject to any Lien (other than Permitted Liens), and which are under development or redevelopment, provided that Real Property Assets shall cease to be Development Properties as of the earlier to occur of (a) the date which is eighteen (18) months after Completion of Construction thereof, and (b) the first fiscal quarter in which the occupancy rate of the applicable Development Property has averaged eighty‑five percent (85%) or more.
“Disclosure Documents” is defined in Section 5.3.
“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
“Event of Default” is defined in Section 11.
“Existing Note Purchase Agreements” means (i) that certain note purchase agreement dated September 14, 2016 among the Company and the purchasers named in the Purchaser Schedule attached thereto and (ii) that certain note purchase agreement dated May 11, 2018 among the Company and the purchasers named in the Purchaser Schedule attached thereto.
“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.
“Financeable Ground Lease” means either (x) a ground lease reasonably satisfactory to the Required Holders (provided that any ground lease that has been approved by the administrative

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agent or required lenders, as applicable, under the Primary Credit Facility, or that is “grandfathered” in as an eligible or financeable ground lease upon any refinancing or replacement of the Primary Credit Facility, shall be deemed to have been approved by the Required Holders), or (y) a ground lease which provides (i) for a remaining term of not less than 25 years (including options and renewals) from the date such ground lease is acquired or entered into, (ii) that the ground lease will not be terminated until any leasehold mortgagee shall have received notice of a default and has had a reasonable opportunity to cure the same or complete foreclosure, and has failed to do so, (iii) for a new lease on substantially the same terms to any leasehold mortgagee recognized under such ground lease as tenant if the ground lease is terminated for any reason, (iv) for non‑merger of the fee and leasehold estates, and (v) transferability of the tenant’s interest under the ground lease, subject only to the landlord’s reasonable approval. Notwithstanding the foregoing, it is hereby agreed that the ground lease with respect to the Real Property Asset commonly known as “Kilroy Airport Center, Long Beach, California,” shall be deemed to be a “Financeable Ground Lease.”
“FMV Cap Rate” means (a) 6.00% for any office property (including any retail component in a mixed-use office project where the retail component contributes less than 15% of such project’s total revenues), (b) 6.00% for any multi-family residential property and (c) 6.75% for any retail property (other than any retail component of a mixed-use office property described in clause (a) above) (provided, that if at any time such rate under the Primary Credit Facility at such time is greater or less than 6.00% or 6.75%, as applicable, the rate under this definition shall be such greater or lesser amount for so long as such greater or lesser amount shall remain in effect under such Primary Credit Facility; provided, further, that if at any time such rate, or a similar rate, under the Primary Credit Facility is modified, or included, to apply differently based on the property to which it applies, the applicable rate under this definition shall be similarly modified, or included, to apply differently based on the property to which it applies for so long as such rate shall remain in effect under such Primary Credit Facility; provided, further, that notwithstanding the foregoing, in no event shall the “FMV Cap Rate” at any time be less than (i) 5.00% for any office property (including any retail component in a mixed-use office project where the retail component contributes less than 15% of such project’s total revenues), (ii) 5.00% for any multi-family residential property and (iii) 5.75% for any retail property (other than any retail component of a mixed-use office property described in clause (i) above)).
“Form 10‑K” is defined in Section 7.1(b).
“Form 10‑Q” is defined in Section 7.1(a).
“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession within the United States, which are applicable to the circumstances as of the date of determination and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.

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“General Partner” means Kilroy Realty Corporation, a Maryland corporation.
“General Partner Guaranty” means the guaranty of the Notes substantially in the form of Schedule 1.2 delivered by the General Partner.
“Governmental Authority” means
(a)    the government of
(i)    the United States of America or any state or other political subdivision thereof, or
(ii)    any other jurisdiction in which the General Partner, the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the General Partner, the Company or any Subsidiary, or
(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” means any governmental official or employee, employee of any government‑owned or government‑controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.
“INHAM Exemption” is defined in Section 6.2(e).
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

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“Investor Presentation” is defined in Section 5.3.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, each of the Company and any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Make‑Whole Amount” is defined in Section 8.6.
“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Note Guarantor to perform its obligations under its Note Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or any Note Guaranty.
“Material Credit Facility” means, as to the Company and its Subsidiaries,
(a)    the Primary Credit Facility, including any renewals, extensions, amendments, supplements, restatements, or replacements or refinancings in full thereof;
(b)    the Existing Note Purchase Agreements; and
(c)    any other agreement(s) creating or evidencing indebtedness for borrowed money (other than Non‑Recourse Debt or Permitted Intercompany Debt) entered into on or after the Closing by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $200,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts and if the Primary Credit Facility is no longer in effect, then the largest Credit Facility shall be deemed to be a Material Credit Facility.
“Material Subsidiary” means any Subsidiary of the Company and/or the General Partner to which 10% or more of Total Asset Value is attributable.
“Maturity Date” is defined in the first paragraph of each Note.
“MFL Provision” means any covenant (whether constituting a covenant or an event of default) that requires the General Partner, the Company or any Subsidiary to (i) maintain any level of debt service with respect to unencumbered assets or (ii) limits or restricts the payment of

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dividends; provided, that, for the avoidance of doubt, as of the Closing, a MFL Provision shall include the “Unencumbered Asset Pool Debt Service Coverage” and “Dividends” covenants set forth in Section 5.8(e) and (f), respectively, of the Bank Credit Agreement.
“Minority Holdings” means partnerships, limited liability companies and corporations held or owned by the Company which are not consolidated with the Company on its financial statements.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Multiemployer Plan” means a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA) to which the Company or any ERISA Affiliate thereof makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.
“NAIC” means the National Association of Insurance Commissioners.
“Non‑Recourse Debt” means Debt of the Company or the General Partner or any Subsidiary (a) for which the right of recovery of the obligee thereof is limited to recourse against the Real Property Assets securing such Debt (subject to such limited exceptions to the non‑recourse nature of such Debt such as fraud, misappropriation, misapplication and environmental indemnities, as are usual and customary in like transactions at the time of the incurrence of such Debt) or (b) with respect to any Subsidiary of the Company or the General Partner, as applicable, if such person is a Single Asset Entity, any Debt of such Subsidiary. A loan secured by multiple properties owned by Single Asset Entities shall be considered Non‑Recourse Debt of such Single Asset Entities even if such Debt is cross‑defaulted and cross‑collateralized with the loans to such other Single Asset Entities.
“Non‑U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Note Documents” means this Agreement, the Notes, the Note Guaranties, and all other documents, certificates, requests, reports instruments or agreements now or hereafter executed or delivered by or on behalf of the General Partner, the Company or the Subsidiary Guarantors in connection with the Notes or pursuant to the Note Documents.
“Note Guarantors” means the General Partner and the Subsidiary Guarantors and “Note Guarantor” means any one of them.
“Note Guaranties” means the General Partner Guaranty and the Subsidiary Guaranties and “Note Guaranty” manes any one of them.

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“Note Parties” means the General Partner, the Company and the Subsidiary Guarantors.
“Notes” is defined in Section 1.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource‑center/sanctions/Programs/Pages/Programs.aspx.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (but not a Multiemployer Plan) that is maintained or contributed to or has within the preceding five years been maintained or contributed to by the Company, the Parent Guarantor or any ERISA Affiliate, and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Intercompany Debt” means Debt of any Note Party or Subsidiary of a Note Party owed to one or more Subsidiaries of the Company, which Debt is secured by a direct or indirect pledge of the equity interests of any Subsidiary of the obligor of such Debt.
“Permitted Liens” means
(a)    Liens in favor of the Note Parties on all or any part of the assets of Note Parties or Subsidiaries of the Note Parties, provided that (i) the Debt to which such Lien relates is held by a Note Party and (ii) such Debt is not otherwise pledged or encumbered;
(b)    Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, completion bonds, government contracts or other obligations of a like nature, including Liens in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Debt) and other similar obligations incurred in the ordinary course of business;
(c)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

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(d)    Liens on property of the Company, the General Partner or any Subsidiary thereof in favor of the Federal or any state government to secure certain payments pursuant to any contract, statute or regulation;
(e)    easements (including, without limitation, reciprocal easement agreements and utility agreements), rights of way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Company, the General Partner or any Subsidiary thereof and which do not materially detract from the value of the property to which they attach or materially impair the use thereof by the Company, the General Partner or any Subsidiary thereof;
(f)    statutory Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other Liens imposed by law and arising in the ordinary course of business, for sums due and payable which are not then past due (or which, if past due, are being contested in good faith and with respect to which adequate reserves are being maintained to the extent required by GAAP);
(g)    Liens not otherwise permitted by this definition and incurred in the ordinary course of business of any or all of the Company, the General Partner or any Subsidiary thereof with respect to obligations which do not exceed $500,000 in principal amount (provided, that if at any time such Lien limit under the Primary Credit Facility at such time is greater than $500,000, the Lien limit under this clause shall be such greater amount for so long as such greater amount shall remain in effect under such Primary Credit Facility, provided, further, however that, notwithstanding the terms of the Primary Credit Facility, in no event shall such Lien limit under this clause exceed $2,000,000) in the aggregate at any one time outstanding;
(h)    the interests of lessees and lessors under leases of real or personal property made in the ordinary course of business which would not have a Material Adverse Effect; and
(i)    Permitted Unsecured Debt Restrictions.
“Permitted Unsecured Debt Restrictions” means restrictions that are contained in documentation evidencing or governing Unsecured Debt which encumbrances are the result of (i) limitations on the ability of the General Partner, the Company or any Subsidiary thereof to transfer property to the Company or any Guarantor, (ii) limitations on the ability of the General Partner, the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on Unencumbered Asset Pool Properties or the equity interests of any Person that owns, or ground leases under a Financeable Ground Lease, an Unencumbered Asset Pool Property (or the equity interest of any Subsidiary of the General Partner or the Company that directly or indirectly owns any equity interests in such Person) or (iii) any requirement that Unsecured Debt be secured on an “equal and ratable basis” to the extent that the Notes are secured.

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“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Primary Credit Facility” means the Bank Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements, increases or refinancings in full (or a majority) thereof (whether such renewal, extension, amendment, restatement, replacement, increases or refinancings in full (or a majority) of such agreement is entered into substantially concurrently with the termination of the existing agreement or at any time before or after if no new agreement is then substantially concurrently entered into).
“Primary Credit Facility Additional Provisions” is defined in Section 10.6.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Proposed Prepayment Date” is defined in Section 8.7.
“PTE” is defined in Section 6.2(a).
“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.
“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“Qualified Subsidiary” means (a) a wholly-owned direct or indirect Subsidiary of the Company and/or the General Partner or (b) a Subsidiary of the Company (i) in which the Company owns at least 75% of the equity interests of such Subsidiary (other than the Subsidiary that owns the Specified Norges JV Assets, as long as such subsidiary is a Consolidated Subsidiary), (ii) for which the Company has sole control over all major decisions made by such Subsidiary (including, without limitation, decisions to sell or encumber property) (other than the Subsidiary that owns the Specified Norges JV Assets, as long as such subsidiary is a Consolidated Subsidiary) and

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(iii) for which the Company possesses ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, of such Subsidiary.
“QPAM Exemption” is defined in Section 6.2(d).
“Real Property Assets” means as of any time, the real property assets owned directly or indirectly by the Company, the General Partner and/or their Consolidated Subsidiaries or Minority Holdings at such time, and “Real Property Asset” means any one of them.
“Recourse Debt” shall mean Debt of the Company, the General Partner or any Consolidated Subsidiary that is not Non‑Recourse Debt.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
“REIT” means a real estate investment trust under Section 856 of the Internal Revenue Code.
“SEC” means the Securities and Exchange Commission of the United States of America.
“Secured Debt” means all Debt secured by a Lien on real property.
“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
“Single Asset Entity” means a bankruptcy remote, single purpose entity which is a Subsidiary of the Company or of the General Partner, as applicable, which owns real property and related assets which are security for Debt of such entity, and which Debt does not constitute Debt of any other Person except as provided in the definition of Non‑Recourse Debt (except for limited exceptions to the non‑recourse nature of such Debt such as fraud, misappropriation, misapplication and environmental indemnities, as are usual and customary in like transactions at the time of the incurrence of such Debt). In addition, if the assets of a Person that is a bankruptcy remote, single

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purpose entity which is a Subsidiary of the Company or of the General Partner, as applicable, consist solely of (i) equity interests in one or more other Single Asset Entities and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes hereof.
“Solvent” means, with respect to any Person, that the fair saleable value of such Person’s assets exceeds the Debts of such Person.
“Source” is defined in Section 6.2.
“Specified Norges JV Assets” means the assets listed on Schedule B as “Specified Norges JV Assets”.
“Specified Unencumbered Real Property Asset” means those specific Real Property Assets listed on Schedule C as “Specified Unencumbered Real Property Assets” (as such schedule may be updated by the Company for substitute properties with prior written notice to the holders of the Notes accompanied by a certificate of the Company as to absence of defaults under this Agreement and under the intercompany debt referenced below) that shall be treated as an Unencumbered Asset Pool Property despite such Real Property Asset being owned or leased by a Subsidiary of the Company that is subject to a pledge of the equity interest in such Subsidiary to another Subsidiary of the Company to secure intercompany debt, so long as (x) there is no default under such intercompany debt beyond any applicable notice and cure periods and (y) no repayments of principal of such intercompany debt are distributable to Persons other than the Company.
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Subsidiary” any corporation or other entity of which securities or other ownership interests representing either (i) ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) a majority of the economic interest therein, are at the time directly or indirectly owned by the Company.
“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.
“Subsidiary Guaranty” is defined in Section 9.7(a).
“Substitute Purchaser” is defined in Section 21.
“SVO” means the Securities Valuation Office of the NAIC.
“S&P” means S&P Global Ratings, or any successor thereto.

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“Total Asset Value” means, the sum of (u) with respect to each Real Property Asset (excluding Acquisition Properties) for which there is a valid certificate of occupancy or a representation from the Company that it is legally permitted to occupy such Real Property Asset and is not less than 85% leased and occupied as of the last day of the applicable fiscal quarter, the quotient of (i) Adjusted Annual EBITDA (calculated after giving effect to any required free rent periods by calculating the average cash rent over the term of the lease during such free rent periods) with respect thereto for the previous four (4) consecutive quarters (or, if (A) owned for less than four (4) quarters, the Adjusted Annual EBITDA (calculated after giving effect to any required free rent periods by calculating the average cash rent over the term of the lease during such free rent periods) for such period, annualized, or (B) 85% leased and occupied for less than a full fiscal quarter, the Adjusted Annual EBITDA (calculated after giving effect to any required free rent periods by calculating the average cash rent over the term of the lease during such free rent periods) for the period so leased and occupied (whether or not owned for the previous four (4) fiscal quarters), annualized), including the quarter then ended, but less reserves for Capital Expenditures of (A) $0.25 per square foot per annum for each Real Property Asset that is an office or retail property, and (B) $250 per unit for each Real Property Asset that is a multi-family residential property, divided by (ii) the FMV Cap Rate, (v) with respect to each Real Property Asset (excluding Acquisition Properties) for which there is a valid certificate of occupancy or a representation from the Company that it is lawfully permitted to occupy such Real Property Asset but which is or has been less than 85% leased or occupied for four full consecutive fiscal quarters, an amount equal to 75% of the book value thereof, net of impairment charges, provided, however, that if any such Real Property Asset shall remain less than 85% leased or occupied for more than 24 consecutive months, then the value thereof shall be equal to 50% of book value, (w) with respect to each Acquisition Property, 100% of its book value (after any impairments), unless the Company has made a one-time election to value such Real Property Asset in accordance with clause (u) or (v) hereof, (x) with respect to mortgage notes, mezzanine notes and other loans that are not more than 90 days past due and land held for future development, 100% of the book value thereof (after any impairments), (y) with respect to Development Properties, the lesser of (i) the cost actually paid by the Company, the General Partner or any of their Subsidiaries, and (ii) the market value, each as determined in accordance with GAAP, of such land or Development Properties, and (z) Unrestricted Cash or Cash Equivalents of the Company, the General Partner and their Subsidiaries as of the date of determination; provided that (i) Total Asset Value shall include the Company’s and the General Partner’s pro rata share of each of the foregoing of any Minority Holdings of the Company or the General Partner, (ii) for purposes of determining Total Asset Value, the aggregate contributions to Total Asset Value from investments in land held for future development, Development Properties, mortgage notes, mezzanine notes and other loans, and joint ventures (whether consolidated or unconsolidated) shall not exceed 45% of Total Asset Value (and any amount in excess of 45% shall be excluded from the calculation of Total Asset Value), and (iii) for purposes of determining Total Asset Value, the contribution to Total Asset Value from Real Property Assets that are retail properties (other than the retail component of any mixed-use office project where the retail component contributes less than 15% of such project’s revenues) shall not exceed 10% of Total Asset Value (and any amount in excess of 10% shall be excluded from the calculation of Total Asset Value).
“Total Debt” means the sum of the balance sheet amount of all Debt of the Company, the General Partner and their Consolidated Subsidiaries on a consolidated basis plus the

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Company’s and the General Partner’s pro rata share of the Debt of any Minority Holdings of the Company and the General Partner. Total Debt shall not be determined in accordance with GAAP, but instead shall be equal to the sum of the face amount of each item of Debt.
“Total Debt Ratio” means the ratio, as of the date of determination, of (i) the sum of (x) the Total Debt of the Company, the General Partner and their Consolidated Subsidiaries and (y) the Company’s and the General Partner’s pro rata share of the Total Debt of any Minority Holdings of the Company or the General Partner to (ii) Total Asset Value.
“Total Debt Service” means, as of the last day of each calendar quarter, an amount equal to the sum of (i) interest (whether accrued, paid or capitalized) payable by the Company, the General Partner and their Consolidated Subsidiaries on Total Debt for the previous four consecutive quarters including the quarter then ended on a consolidated basis, plus (ii) scheduled payments of principal on such Total Debt, whether or not paid by the Company, the General Partner or their Consolidated Subsidiaries (excluding balloon payments) for the previous four consecutive quarters including the quarter then ended on a consolidated basis, plus (iii) the Company’s and the General Partner’s pro rata share of the Total Debt Service of any Minority Holdings of the Company or the General Partner. For purposes of this definition, interest and principal payable by Company, the General Partner or their Consolidated Subsidiaries on its Debt shall be deemed to include only such Person’s pro rata share (such share being based upon the Company’s percentage ownership interest as shown on the Company’s or General Partner’s annual audited financial statements) of such Debt of any Person in which the Company or General Partner, directly or indirectly, owns an interest.
“Unencumbered Asset Pool Net Operating Cash Flow” means, as of any date of determination the Adjusted Annual EBITDA attributable to the Unencumbered Asset Pool Properties. Notwithstanding the foregoing, with respect to any Unencumbered Asset Pool Property owned by the Company, the General Partner or any of their Consolidated Subsidiaries for a period of less four (4) fiscal quarters, Unencumbered Asset Pool Net Operating Cash Flow shall be determined in a manner consistent with the foregoing calculation utilizing annualized Adjusted Annual EBITDA for the relevant period of the Company’s, the General Partner’s or any of their Consolidated Subsidiaries’ ownership of such Unencumbered Asset Pool Property.
“Unencumbered Asset Pool Properties” means, as of any date, the Real Property Assets listed in Schedule 10.5(a) and Schedule 10.5(b) attached hereto and made a part hereof, together with all Real Property Assets which have become part of the Unencumbered Asset Pool Properties as of such date, each of which is:
(i)    located in the United States;
(ii)    100% owned in fee (or leasehold pursuant to a Financeable Ground Lease in the case of assets listed on Schedule 10.5(b) as leaseholds and assets acquired after the Closing as leaseholds) by (x) the Company or (y) a Qualified Subsidiary of the Company and/or the General Partner that is not liable for any Debt for borrowed money (other than (A) the obligations under the Notes (and any guaranty thereof), (B) the “Obligations” under the Primary Credit Facility or any other Unsecured Debt permitted hereunder,

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(C) obligations owing to a Note Party and (D) other Secured Debt permitted hereunder so long as such Secured Debt is not in any manner secured by such assets; provided that, in any case, no asset shall be deemed an “Unencumbered Asset Pool Property” if it is owned by a Subsidiary that is obligated in respect of outstanding Debt for borrowed money that constitutes Recourse Debt owed to a Person other than a Note Party unless such Subsidiary is a Guarantor and is not the subject of a Bankruptcy Event;
(iii)    either (w) (individually or when combined with any other Real Property Asset in a mixed-use complex) a completed office property, multi-family residential property or primarily a completed office property which may have secondary uses or any of the foregoing that is part of a mixed-use complex (including any retail component in a mixed-use project) or (x) a Development Property which will be any of the foregoing or (y) a mortgage note or (z) land held for future development;
(iv)    not subject to any Lien (other than Permitted Liens);
(v)    in the case of a Real Property Asset owned or leased by a    Qualified Subsidiary, not subject to any agreement or arrangement by which the equity interests in such Qualified Subsidiary, or in any direct or indirect Subsidiary of the General Partner that owns equity interests in such Subsidiary are subject to any Lien (other than Permitted Liens); and
(vi)    not subject to any agreement or arrangement that prohibits or restricts the creation or assumption of any Lien on the assets of, or equity interests in, the Company or the Qualified Subsidiary that owns or leases such Real Property Asset (provided that this clause (vi) shall not prohibit an agreement that (a) is in favor of a Note Party; (b) conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios or financial tests (including any financial ratio such as a maximum ratio of unsecured debt to unencumbered assets) that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets; or (c) requires the grant of a Lien to secure Unsecured Debt permitted hereunder of such Person if a Lien is granted to secure the obligations or other Unsecured Debt permitted hereunder of such Person).
“Unencumbered Asset Pool Properties Value” means the sum of:
(i)    with respect to the Unencumbered Asset Pool Properties (excluding Acquisition Properties) for which there is a valid certificate of occupancy or a representation from the Company that it is legally permitted to occupy such Real Property Asset and which is not less than 85% leased and occupied as of the last day of the applicable fiscal quarter, the quotient of (x) the Unencumbered Asset Pool Net Operating Cash Flow (calculated after giving effect to any required free rent periods by calculating the average cash rent over the term of the lease during such free rent periods) with respect thereto for the previous four (4) consecutive quarters (or if (A) owned for less than four (4) quarters, the Unencumbered Asset Pool Net Operating Cash Flow (calculated after giving effect to any required free rent periods by calculating the average cash rent over the term of the lease

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during such free rent periods) for such period, annualized, or (B) 85% leased and occupied for less than a full fiscal quarter, the Unencumbered Asset Pool Net Operating Cash Flow (calculated after giving effect to any required free rent periods by calculating the average cash rent over the term of the lease during such free rent periods) for the period so leased and occupied (whether or not owned for the previous four (4) fiscal quarters), annualized), including the quarter then ended, but less reserves for Capital Expenditures of (i) $0.25 per square foot per annum for each Unencumbered Asset Pool Property that is an office or retail property, and (ii) $250 per unit for each Real Property Asset that is a multi-family residential property, divided by (y) the FMV Cap Rate, provided, however, that if any such Unencumbered Asset Pool Property shall have been less than 85% leased and occupied for four (4) full consecutive fiscal quarters, then the value thereof shall be equal to an amount equal to 75% of the book value thereof, net of impairment charges, provided, however, that if any such Real Property Asset shall remain less than 85% leased or occupied for more than 24 consecutive months, then the value thereof shall be equal to 50% of book value; and
(ii)    with respect to the Unencumbered Asset Pool Properties which are Development Properties, mortgage notes that are not more than 90 days past due, or land held for future development, one hundred percent (100%) of (A) in the case of Development Properties, the lesser of (1) the cost actually paid by the Company, the General Partner or any of their Subsidiaries, and (2) the market value, each as determined in accordance with GAAP, of such Development Properties, and (B) in the case of mortgage notes or land held for future development, the book value thereof (after any impairments), determined in accordance with GAAP; and
(iii)    with respect to the Unencumbered Asset Pool Properties which are Acquisition Properties, 100% of book value (after any impairments) of such Acquisition Properties, unless, with respect to any Acquisition Property, the Company has made a one-time election to value such Acquisition Property in accordance with clause (i) of this definition; and
(iv)    Unrestricted Cash or Cash Equivalents of the Company, the General Partner and their Subsidiaries as of the date of determination;
provided that (A) to the extent that the aggregate amount of Unencumbered Asset Pool Properties Value attributable to Development Properties, mortgage notes, land held for future development, Real Property Assets owned or ground-leased by a Qualified Subsidiary that is not a wholly-owned Subsidiary of the Company (including the Specified Norges JV Assets), Real Property Assets that are not office properties (or primarily office properties with secondary uses) and Specified Unencumbered Real Property Assets exceeds 20% (or 25% if there is any Unencumbered Asset Pool Properties Value attributable to Specified Unencumbered Real Property Assets at such time) of the Unencumbered Asset Pool Properties Value, such excess will be excluded from the calculation of Unencumbered Asset Pool Properties Value, (B) to the extent that the amount of Unencumbered Asset Pool Properties Value attributable to Real Property Assets that are retail properties (other than the retail component of any mixed-use office project

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where the retail component contributes less than 15% of such project’s revenues) exceeds 10% of Unencumbered Asset Pool Properties Value, such excess shall be excluded from the calculation of Unencumbered Asset Pool Properties Value and (C) Unencumbered Asset Pool Properties Value shall include the Company’s and the General Partner’s pro rata share of each of the foregoing of any non-wholly-owned Subsidiary of the Company or the General Partner;
and provided further, that for purposes of determining the Unsecured Debt Ratio (a) on any date of determination, Unencumbered Asset Pool Properties Value shall include value attributable to the Specified Unencumbered Real Property Assets Real Property Assets in an amount not to exceed 10% (or 15% if the loan documentation governing all other Debt of the Company has also increased such limit to 15% or more) of the total Unencumbered Asset Pool Properties Value (including the Unencumbered Asset Pool Properties Value of such Specified Unencumbered Real Property Assets).
“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.
“Unrestricted Cash or Cash Equivalents” means Cash or Cash Equivalents, including the cash proceeds of any like‑kind exchange under Section 1031 of the Internal Revenue Code, that is not subject to any pledge, lien or control agreement, less (i) $35,000,000 (provided, that if at any time such amount under the Primary Credit Facility at such time is greater or less than $35,000,000, such amount under this clause shall be such greater or lesser amount, as the case may be, for so long as such greater or lesser amount shall remain in effect under such Primary Credit Facility), (ii) amounts normally and customarily set aside by Company for operating, capital and interest reserves to the extent such amounts exceed $5,000,000, and (iii) amounts placed with third parties as deposits or security for contractual obligations.
“Unsecured Debt” means Debt not secured by a Lien on real property.
“Unsecured Debt Ratio” means, as of any date of determination, the ratio of the Unencumbered Asset Pool Properties Value as of the date of determination to the aggregate amount of Unsecured Debt of the Company, the General Partner and their Consolidated Subsidiaries on a consolidated basis outstanding as of such date of determination.
“Unsecured Debt Service” means, for any calendar quarter, the interest actually payable (or accrued) on the Notes and all other Unsecured Debt of the General Partner, the Company and their Consolidated Subsidiaries on a consolidated basis.
“USA PATRIOT Act” means United States Public Law 107‑56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime,

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including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
“Wholly‑Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the General Partner and the General Partner’s other Wholly‑Owned Subsidiaries at such time.

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[FORM OF NOTE]
KILROY REALTY, L.P.
4.27% SENIOR NOTES DUE JANUARY 31, 2031
No. [_____]    [Date]
$[_______]    PPN 49427R C*1

FOR VALUE RECEIVED, the undersigned, KILROY REALTY, L.P. (herein called the “Company”), a limited partnership organized and existing under the laws of the State of Delaware, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] DOLLARS (or so much thereof as shall not have been prepaid) on January 31, 2031 (the “Maturity Date”), with interest (computed on the basis of a 360‑day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of 4.27% per annum from the date hereof, payable semiannually, on the 18th day of April and October in each year, commencing with October 18, 2020, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make‑Whole Amount, at a rate per annum from time to time equal to the greater of (i) 6.27% or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make‑Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated April 28, 2020 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person

SCHEDULE 1‑A
(to Note Purchase Agreement)

in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make‑Whole Amount) and with the effect provided in the Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would permit the application of the law of a jurisdiction other than such State.

KILROY REALTY L.P.

By:	KILROY REALTY CORPORATION, a
Maryland corporation, its general partner

By:
Title:

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